Exhibit 99.2

Quest Diagnostics Increases Dividend 7.6% To $0.71 Per Quarter;
Announces $1 Billion Increase in Share Repurchase Authorization

SECAUCUS, N.J., Feb. 2, 2023 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today the Company’s Board of Directors has authorized a 7.6% increase in its quarterly dividend from $0.66 to $0.71 per share. The increase is effective with the dividend payable on April 24, 2023 to shareholders of record of Quest Diagnostics common stock on April 10, 2023. With the increase, the annual dividend will be $2.84 per share. The company has raised its dividend annually since 2011.

Additionally, the Board of Directors has increased the Company's share repurchase authorization by $1 billion. The increased authority is in addition to the $311 million that was available as of December 31, 2022 under the Company's share repurchase program.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management. Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our nearly 50,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

SOURCE Quest Diagnostics

For further information: Shawn Bevec (Investors): 973-520-2900; Dennis Moynihan (Media): 973-520-2800